Exhibit 10.19

CONFIDENTIAL

LICENSING PROCEEDS DISTRIBUTION AGREEMENT

This Agreement (the “Agreement”), entered into this 15th day of February, 2022 (‘‘the “Effective Date”), by and between GRDG Sciences, LLC, a Florida company with a business address at 234 W. Central Ave., Winter Haven, Florida 33880 (hereinafter “GRDG”), and collectively, Global BioLife, Inc. (hereinafter “Global”), Impact BioLife Sciences, Inc. to include Impact Biomedical Inc. (hereinafter “Impact”), each a Nevada corporation with a business address at 701 S Carson Street, Suite 200, Carson City, Nevada 89701, collectively referred to as the “Parties” or individually as a ‘‘Party’’.

WHEREAS, GRDG believes that as part of its consideration to invent and develop Improvements for and on behalf of Global and/or Impact, that it was intended that GRDG would receive 20% of the gross licensing or sale proceeds from any of its developed Improvements, and that it was never intended that GDRG be a shareholder of any company of Impact BioMedical, Inc., including being a shareholder of Global and Impact.

WHEREAS, Impact wishes to continue to provide periodic payments to GRDG for the purpose of paying or reimbursing certain salaries, overhead, office rent reimbursement, and other operating costs (the “Consulting Payments”), to fund the cost of certain 3rd party research and development studies, and/or to pay 3rd party professionals (e.g. attorneys) to help document and patent discoveries, technology, and advancements made under the terms of this Agreement by GRDG.

WHEREAS, GRDG, in partial consideration for the receipt of Consulting Payments, wishes to continue to invent and develop Improvements and Discoveries for and on behalf Impact and agree to assign any such Discoveries/Improvements/advances to Impact generated by its efforts and through the resource funded by Impact, directly or indirectly. Any such Discoveries assigned to Impact would be considered Intellectual Property under this Agreement such that GRDG would receive 20% of the gross licensing or sale proceeds received by Impact from the licensing of such discoveries.

WHEREAS, IMPACT BIOMEDICAL (“Impact Bio”) is willing to recognize and retroactively advance and apply that contractual position that GDRG (1) is not, nor has it been, a shareholder in any company or subsidiary of Impact Bio including Global and Impact, and (2) that GDRG’s full consideration for the Improvement developments which it has or will develop for Impact Bio is/was is (a) the monthly operating cash flow payments and (b) 20% of the gross proceeds from any licensing or sale of all such Improvements and Discoveries.

WHEREAS, recited below are various agreements or contracts entered into between IMPACT, Global and GDRG which are listed below for the purpose of identifying them and the need to address any erroneous provisions contained in them, as part of this agreement. Accordingly;

●	it appears that GRDG entered into an agreement with Global dated April 26, 2017, which was amendment on May 22, 2018 and again on August_ 2020 (together the “Global Agreement”), and an agreement with Impact dated December_, 2020 (the “Impact Agreement”);
●	it appears that GRDG entered into an agreement with Global dated April 26, 2017, which was amendment on May 22, 2018 and again on August_ 2020 (together the “Global Agreement’’), and an agreement with Impact dated December _, 2020 (the “Impact Agreement”);
●	it appears that pursuant to the Global Agreement, GRDG received 200 shares of Global stock and other consideration, and pursuant to Impact Agreement GRDG received 100 shares of Impact stock and other consideration, each of which was in exchange for certain intellectual property developed by or form GRDG listed in attached Exhibit A and Exhibit B;

WHEREAS, GRDG wishes to transfer all of its right, title, and interest that GRDG has, if any. in Global as set forth in the Global Agreement back to Global, and all right, title and interest that GRDG has, if any, in Impact back to Impact, and hereinafter having no further ownership, control, or interest in either Global or Impact; and

WHEREAS, in consideration for the termination of all of GRDG’s rights, titles, and interests in both Global and Impact, Global wishes to provide GRDG a financial interest in revenue received directed to the licensing of the Global Intellectual Property, and Impact wishes to provide GRDG an interest in revenue received directed to the licensing of the Impact Intellectual Property.

NOW, THEREFORE, in consideration of the mutual promises contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby mutually acknowledged, the Parties, intending to be legally bound, agree as follows.

1. Definitions of Terms. The following terms have the meanings indicated.

1.1 “Confidential Information” means any and all confidential or proprietary information or materials of: or relating directly or indirectly to a Party, including but not limited to this Agreement, business interests, technology, financial information, information related to new discoveries, inventions, ·whether or not patentable, information related to clinical and non-clinical studies, information related to devices, equipment, or machines, or their construction, information related to methodologies or processes; information related to computations, algorithms, systems information, statistics, formulae, software, interfaces, computer code, source code, object code, interface code, or mask works, whether or not copyrightable or otherwise protectable, information related to instructions, methods of operation, specifications, materials, plans, hardware, designs, schematics, reports, studies, notes, analyses, summaries, business, marketing, and development plans, confidential information related to or received from a Third Party, information related to opportunities and contacts, and other related information and materials that contain or reflect in whole or in part any of the aforesaid information or materials.

1.2 ‘‘Discoveries” means all research and technology developed, made, owned, conceived, constructively or actually reduced to practice, made or otherwise authorized to be made by GRDG, regardless of whether the technology has been filed for patent or other intellectual property protection, generated by GRDG’s efforts and through the resources funded by Impact, directly or indirectly.

1.3 “Global Intellectual Property” means the intellectual property set forth on Exhibit A.

1.4 “Global Revenue” means the gross amounts of monies received by Global from the continued licensing or one time sale of Global Intellectual Property by Global less: (i) expenses already incurred by Global under the Global Agreement; and (ii) expenses incurred by Global related to any licensing or sale of the Global Intellectual Property.

1.5 “Impact Intellectual Property” means the intellectual property set forth on Exhibit B.

1.6 ‘‘Impact Revenue” means the gross amounts of monies received by Impact from the continued licensing or one time sale of Impact Intellectual Property by Impact less: (i) expenses already incurred by Impact under the Impact Agreement; and (ii) expenses incurred by Impact related to any licensing or sale of the Impact Intellectual Property.

1.7 ‘‘Improvements” with respect to patents and patent applications shall mean any and all continuation applications, divisional applications, continuation-in-part application, and applications of extension, in whole or in part, related to the Intellectual Property, and with respect to trademarks shall mean all confusingly similar marks. Improvements that result in the submission of a patent or a trademark application shall be included on Exhibit A or Exhibit B, as appropriate.

1.8 “Intellectual Property” means Global Intellectual Property, Impact Intellectual Property, and Discoveries.

1.9 “Term” means the period of time that commences on the Effective Date and continues to the later of (I) the date of the last to expire of a valid Patent of the Intellectual Property, or (2) the date of the last license or fee income generated from the Improvements.

1.10 “Third Party” means an entity that is not a Party to this Agreement, which may be a person, a company, a corporation, or otherwise an entity.

2 Transfer of Rights.

2.1 Global GRDG hereby transfers all of its right, title, and interest in Global including but not limited to all stock and other holdings, if any. to Global, and represents and warrants to all Parties that GRDG shall have no further ownership interest, rights in, or control over Global. Further, GRDG including its officers and employees hereby resign from any appointment as an officer, employee, or board member of Global. In accordance herewith, the Global Agreement is hereby terminated in all respects with regard to GRDG.

2.2 Impact. GRDG hereby transfers all of its right, title, and interest in Impact including but not limited to all stock and other holdings, if any, to Impact, and represents and warrants to all Parties that GRDG shall have no further ownership interest, rights in, or control over Impact. Further, GRDG including its officers and employees hereby resign from any appointment as an officer, employee, or board member of Impact. In accordance herewith, the Impact Agreement is hereby terminated in all respects with regard to GRDG.

2.3 Further Actions. In the event that any additional actions are required of GRDG to effectively end its relationship with Global and/or Impact, GRDG agrees, at no cost, to execute any and all documents requested or required by Global and/or Impact, to take any actions requested by Global and/or Impact, again at no cost, to effectively terminate each respective relationship with GRDG, and at all times to cooperate with all Parties in good faith.

2.4 Termination of Obligations. The Parties agree that, as of the Effective Date, any and all obligations of Global under the Global Agreement and Impact under the Impact Agreement, with respect to GRDG are terminated.

3. Consideration.,_

3.1 Grant of Global Revenue. Global hereby grants to GRDG twenty percent (20%) interest of Global Revenue received from the exclusive or non-exclusive licensing of and/or the sale of Global Intellectual Property to a Third Party.

3.2 Grant of Impact Revenue. Impact hereby grants to GRDG twenty percent (20%) interest of Impact Revenue received from the exclusive or non-exclusive licensing of the Impact Intellectual Property to a Third Party.

3.3 Consulting Payments and Reports. Impact hereby agrees to provide funding to GRDG for GRDG’s research and technology development activities (“Consulting Payments”). Consulting Payments shall be made approximately monthly and in amounts to be mutually agreed by the Parties. As of the effective date of this Agreement, Impact and GRDG have agreed to the amounts set forth on Exhibit C as the agreed upon Consulting Payment amount and allocation. GRDG shall provide periodic written reports (“Reports”) to Impact detailing GRDG research, developments, and marketing efforts. For the avoidance of doubt, the amount and continuance of Consulting Payments that are made to GRDG are at the sole and unfettered discretion of Impact.

3.4 Form of Payments to GRDG. Payments of revenue received by Global and/or Impact as continuing licensing royalties shall be paid to GDRG in U.S. dollars within thirty-one (31) days of such actual receipt by Global and/or Impact. In addition, payments of revenue received by Global and/or Impact for one-time sales shall be paid to GDRG in U.S. dollars within thirty- one (31) days of the actual receipt of monies attributable to such sales. Monies received in non- U.S. dollars shall be converted to U.S. dollars by an independent financial institute prior to any payments to GDRG. It is understood by the Parties that this Agreement does not guarantee that there will be any revenue received by either Global or Impact, or, accordingly, any payments to GDRG.

3.4 Right To Audit and Accounting. During the term of this Agreement, GDRG shall have the right to inspect and audit such accounting reports, receipts, books or records which relate to the payments of any revenue received by Global and/or Impact as continuing licensing royalties and/or other payments made to Impact relative to the Intellectual Properties, Discoveries, or Improvements. Inspection shall take place during normal business hours at Impact’s Offices or as the parties may otherwise arrange. Further, GDRG shall have the right to request an annual accounting of all proceeds received by Impact relative to the Intellectual Properties, Discoveries, or Improvements.

4. Confidentiality.

4.1 Confidential Treatment. The Parties agree to hold Confidential Information in strict confidence and shall not disclose such information to any Third Party, except as permitted by Sections 4.3 and 4.4, for a period of time not less than seven (7) years from the date of receipt of that Confidential information (with the exception of any trade secrets, whereby confidentiality shall be maintained in perpetuity).

4.2 Use of Confidential Information. Confidential Information may only be used for purposes related to this Agreement (the “Permitted Purpose”) and only by those persons who need to review the Confidential Information in connection with the Permitted Purpose.

4.3 Exceptions to Definition of Confidential Information. The obligations of confidentiality under Section 4.1 shall not apply to any information, as shown with written documents, that:

(i)	is in the public domain as of the Effective Date;
(ii)	enters the public domain after the Effective Date intentionally by the Party for which the information was considered confidential;
(iii)	enters the public domain after the Effective Date through no fault of a Party;
(iv)	enters the public domain with the advance written permission of the Party holding the confidentiality; or
(v)	is provided to a Party after the Effective Date by a Third Party which is not under any confidentiality obligation with respect to the Confidential Information.

4.4 Disclosure by Court Order. A Party may disclose Confidential Information without the prior written consent of the other Party to the extent that such disclosure is required by law, court order, or government authority, provided that the Disclosing Party: (a) promptly notifies the other Party of the disclosure that is required by law, court order, or government authority; (b) disclosure is limited to only those Third Parties and only to such Confidential Information as needed to comply with a law, rule, or authority; (c) Confidential Information disclosed pursuant to law, court order, or government authority is marked as confidential; and (d) the other Party is provided an opportunity to seek a protective order or otherwise prevent or restrict such disclosure. The Parties agree to work together and in good faith to address any disclosure of Confidential Information.

4.5 Notification of Unauthorized Disclosure. In the event that a Party becomes aware of an unauthorized disclosure or use of Confidential Information by a Third Party, that Party shall promptly notify the other Party of the unauthorized use or disclosure of Confidential Information.

5. Infringement

5.1 Notice of Infringement. In the event any of the Parties becomes aware of an infringement or possible infringement of one or more of the Intellectual Property rights, the Party becoming aware of such infringement shall promptly notify all other Parties.

5.2 Actions on Infringement In the event of an infringement of any rights attributable to the Intellectual Property, the Parties agree to fully cooperate with each other and in good faith in enforcing any and all such the Intellectual Property to include providing supporting documents and affidavits requested or required by a Party, attending depositions, and any actions in preparation for or attendance at trial or any settlements associated therewith.

6. Compliance with Federal and State Laws. The Parties represents and warrants to each other that each shall comply with all laws, rules, and regulations applicable to activities contemplated or undertaken under this Agreement, including complying with any U.S. government rights.

7. Claims and Warranties.

7.1 General Claim Procedures. Each party shall notify the other of any claims, lawsuit, or other proceeding related to this Agreement and/or the Intellectual Property. The Parties further agree to keep each other fully apprised of any claims.

7.2 Warranties. GROG represents and warrants that all Intellectual Property is in good standing, has been prosecuted and maintained in accordance with all appropriate rules and regulations, and that all Intellectual Property has been properly assigned by all inventors to either Global or Impact.

8. Intellectual Property.

8.1 Ownership. The Parties agrees that: (i) all rights to the Global Intellectual Property set forth on Exhibit A is the exclusive property of Global, (ii) all rights to the Impact Intellectual Property set forth on Exhibit B is the exclusive property of Impact; and (iii) all rights to Discoveries are the exclusive property of Impact GRDG represents and warrants to Global and to Impact that all officers, employees, and members of GRDG, and those authorized by GRDG, have executed agreements to assign their intellectual property to Impact.

8.2 Improvements by GRDG. It is agreed by the Parties that Improvements to Global Intellectual Property by GRDG during the Term of this Agreement shall be owned by Global, and Improvements by GRDG during the Term of this Agreement to Impact Intellectual Property shall be owned by Impact. Further, it is agreed that all new Discoveries made or created by GRDG during the term of this agreement, for and on behalf of Impact Bio, shall be owned by Impact, unless the parties agree in writing to the contrary. The Parties represent and warrant to each other that each will execute any assignments or other documents necessary to establish ownership as set forth herein and at no cost.

8.3 New Intellectual Property. All new intellectual property of any kind conceived, created, discovered, owned, made, reduced to practice, or otherwise developed by GRDG including but not limited to Improvements and Discoveries, that is disclosed in, described in, or relates to information in a Report, whether or not the subject of a patent application, shall be considered Intellectual Property under this Agreement and owned by Impact.

8.4 Assignments. GRDG hereby agrees to assign and does hereby assign all Improvements of Global Intellectual Property to Global, all Improvements of Impact Intellectual Property to Impact, and all new Discoveries to Impact. Further, GRDG agrees to execute any documents and take any actions requested by Global or Impact, at no cost, to establish ownership.

8.5 Prosecution. Impact shall be responsible for the filing, prosecution and maintenance of applications directed to the Intellectual Property including but not limited to patent and trademark applications. GRDH hereby agrees to provide promptly all information needed or requested by Global or Impact to support prosecution, including providing and/or executing any documents and other materials, and to cooperate in good faith in all respects. All expenses attributable to the prosecution on Intellectual Property including professional fees shall be borne by Impact.

9. Term and Termination. The term of this Agreement shall commence on the Effective Date and shall expire as of the end of the Term.

9.1 Termination. Notwithstanding the foregoing, any Party may elect to terminate this Agreement for cause in accordance with:

(i) Termination for Disclosure of Confidential Information. Except for termination provided for under Section 9.4, if a Party fails to meet an obligation hereunder, including but not limited to failure to make a payment when due, the unauthorized disclosure of Confidential Information, the unauthorized assignment of this Agreement, or the unauthorized violation of the scope of the grant, any other Party shall have the right to terminate this Agreement by providing the other Parties with sixty (60) days advance written Notice, which shall state in sufficient detail the reason for such termination.

9.2 Termination by GRDG. Provided that all prior terms and conditions have been met, and excluding termination under Section 9.1, GRDG may terminate this Agreement with or without cause by providing the other Parties with at least two months advance written of a Notice of intention of termination. During this two-month period, Impact may cure the cause as detailed in the Notice. Upon cure of the cause for termination, as determined by Impact, the Agreement shall continue. Upon failure to cure the cause for the termination, the Agreement with respect to the other Party or Parties listed in the Notice shall terminate.

9.3 Termination by Global or Impact. Provided that all prior terms and conditions have been met, and excluding termination under Section 9.1, either Impact may terminate this Agreement with or without cause by providing GRDG with at least two months advance written Notice of termination. During this two-month period, GRDG may cure the cause as detailed in the Notice. Upon cure of the cause for termination, as determined by Impact, the Agreement shall continue. Upon failure to cure the cause for the termination, the Agreement with respect to the other Party or Parties listed in the Notice shall terminate, including the payment of any further Consulting Payments or other.

9.4 Termination for Bankruptcy. If a Party (1) becomes insolvent; (2) is subject to any proceeding, voluntary or involuntary, with a view to postponing or rescheduling its debts generally or of distributing its assets among its creditors under the provisions of any applicable law for the benefit of creditors; (3) is liquidated; (4) is wound up either voluntarily or under an order of a court of competent jurisdiction; (5) makes a general assignment for the benefit of its creditors; or (6) otherwise takes any action that acknowledges its inability to pay its debts as they become due, this Agreement and all rights and obligations hereunder shall be subject to termination. Without limiting the generality of the foregoing, if there is named a receiver or trustee of all or any part of the Agreement, this Agreement and all rights and obligations hereunder shall automatically terminate unless expressly deemed to survive under the terms of this Agreement.

9.5 Actions Following Termination. In the event of termination by a Party, GRDG shall promptly provide to and assign to Global or Impact, respectively, any and all Improvements and all other Intellectual Property, and all Confidential Information related to the Agreement and to the Intellectual Property not previously provided or assigned.

9.6 Remedies upon Termination. Any election to terminate this Agreement shall be in addition to, and not in limitation of, other remedies that may be available at law or in equity.

10. Surviving Sections. Sections 2.3 and 2.4, and Articles 4, 6, 7, 8, 11. 12, 13, and 14, and all enforcement and interpretative provisions of this Agreement, shall survive any expiration or termination of this Agreement.

11. Governing Law. Except for alternative dispute resolution procedures, as set for in Section 13, this Agreement shall be considered to have been made in and construed and interpreted in accordance with the substantive laws of the State of Texas, without regard to its conflict of laws principles. The Parties hereby submit to the sole and exclusive jurisdiction of and waive any venue objections against, the state and federal courts located in the State of Texas.

12. Exclusive Jurisdiction. Except for alternative dispute resolution procedures, as set for in Section 13, the Parties consent to the exclusive personal jurisdiction of the federal and state courts of the State of Texas for any and all disputes regarding, arising under, and/or related to this Agreement.

13. Mediation. Both Parties irrevocably consent to first present any dispute related to this Agreement in writing to the other Party. Within two (2) months of receipt of the written Notice, the Parties shall attend a fac to-face meeting which shall include at least one individual from each Party who is authorized to make decisions for and settle the dispute. Such a meeting would be held in the geographical region of Texas. In the event that good faith negotiations are unsuccessful, the Parties shall be free to pursue all legal rights that may be available in law, including the right to file suit.

14. Excluded Damages. No Party may request or receive special, incidental, or consequential damages pursuant to any dispute or action regarding, arising under, or related to this Agreement.

15. Notices. All Notices and other communications given to any Party hereto pursuant to this Agreement shall be in writing and shall be sent either by (i) certified mail, postage prepaid, return receipt requested;.(ii) an overnight express courier service that provides written confirmation of delivery; or (iii) facsimile transmission with written confirmation by the sending machine or with telephone confirmation of receipt, addressed as follows:

If to GRDG:

ATTN: Daryl Thompson or current Managing Member GRDG Sciences, LLC

234 W. Central Ave.

Winter Haven, Florida 33880

Tel: 863.307.6118

Email: d.thompson@globalrdg.com

If to Global:

ATTN: Frank D. Heuszel or current President Global BioLife, Inc

1400 Broadfield Blvd., Suite 100

Houston, Texas 77084

Tel: 713.501.5045

Email: fheuszel@impactbiomedinc.com

If to Impact:

ATTN: Frank D. Heuszel or current President

Impact BioLife Sciences, Inc. and Impact Biomedical, Inc

1400 Broadfield Blvd., Suite 100

Houston, Texas 77084

Tel: 713.501.5045

Email: fheuszel@impactbiomedinc.com

Any communication given in conformity with this Section 15 shall be deemed to be delivered upon receipt or refusal. Any Party may change its address for receiving communications pursuant to this Section 15 by giving written Notice of a new address in the manner provided herein.

16. Entire Agreement, Amendments, and Waivers.

16.1 Amendments. Any prior agreements between the Parties covering the subject matter hereof are hereby superseded and replaced by this Agreement, which contains the entire agreement of the Parties with respect to the subject matter hereof. This Agreement is the product of arms-length negotiations, and each Party has had the benefit of advice of counsel. Any ambiguity in construction or interpretation shall not be construed against any drafter. Any provision of this Agreement may be amended or waived if such amendment or waiver is in writing and signed by each Party, or in the case of a waiver, by the Party against whom the waiver is to be effective.

16.2 Waivers. No failure or delay by either Party in exercising any right, power, or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or :further exercise thereof, or the exercise of any other right, power, or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law.

17. Force Majeure. The Parties shall be relieved of their obligations hereunder (except for the payment of money), if and to the extent that any of the following events hinder, limit, or make commercially impracticable the performance by either party of any of its obligations hereunder: act of God, war, civil commotion, riot, acts of public enemies, blockade or embargo, fire, explosion, lightning, casualty, accident, flood, sabotage, national defense requirements, labor trouble, strike, lockout or injunction, governmental requests, laws, regulations, orders or actions, breakage or failure of machinery or apparatus, or any other event, whether or not of the class or kind enumerated herein, beyond the control of either Party such as cannot be circumvented by reasonable diligence and without unusual expense. The Party claiming relief hereunder shall notify the other party in writing of the events causing delay or default in performance. The Party failing to fulfill its obligations shall, however, take reasonable steps to remove or otherwise mitigate the impediment to action.

18. Headings. The headings used in this Agreement are for reference only, and do not define, limit, or otherwise affect the meaning of any provisions hereof.

19. Successors and Assigns. The provisions of this Agreement shall be binding upon and inure to the benefit of the Parties hereto and their respective successors and assigns.

20. No Third-Party Beneficiaries. The rights granted hereunder are rights personal to the Parties to this Agreement. No provision of this Agreement is intended, nor shall it be interpreted, to provide or create any Third-Party beneficiary rights or any other rights of any kind except as expressly set forth in this Agreement in any person other than a Party to this Agreement.

21. Use of Terms. Whenever the context may require, any pronoun includes the corresponding masculine, feminine, and neuter forms. Words in the singular or the plural include the plural or the singular, as the case may be. The use of the word “or’’ is not exclusive. All references herein to Articles and Sections shall be deemed to be references to Articles and Sections of this Agreement unless the context otherwise requires. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” The words ‘‘hereof,” ‘‘herein,” and ‘‘hereunder” and words of similar import when used in this Agreement refer to this Agreement as a whole and not to any particular provision of this Agreement. Unless otherwise expressly provided herein, any agreement, statute, or law defined or referred to herein means such agreement, statute, or law as from time to time amended, modified, or supplemented, including by succession of comparable successor agreements or statutes.

22. Entire Agreement. This Agreement constitutes the entire agreement between the Parties concerning the subject matter hereof and supersedes all written and oral prior agreements and understandings with respect thereto.

23. Assignment of Agreement. This Agreement may be assigned by a Party in whole or in part, upon the sale by that Party of substantially all that Party’s assets having to do with this Agreement. Any assignment by a Party must include advance written Notice to the other Parties. In the event of acquisition, merger, change of corporate name, or change of make-up, organization, or identity or a Party, that Party shall notify the other Parties in writing within thirty (30) days of such event.

24. Signature Authority. Each person signing this Agreement represents that they are duly authorized, with full authority to bind the Parties, and that no signature of any other person or entity is necessary to bind the Parties.

25. Counterparts. This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.

26. Electronic Transmission. Each of the Parties hereto agrees that (a) any Notice, consent, or signed document transmitted by electronic transmission (meaning a facsimile, e-mail, or e-mail attachment) to a Party at the e-mail address stated herein shall be treated as an original, written document, with the same binding effect; (b) at the request of either Party, any such document shall be re-executed and redelivered in hard-copy form to the address stated herein; and (c) a Party will not raise the transmission of a Notice, consent, or document by electronic transmission as a defense in any proceeding or action in which the validity of such consent or document is at issue, and hereby forever waives such defense.

27. Further Assurances. At any time, and from time to time from and after the date hereof, each Party shall, at the reasonable request of the other Party, execute, acknowledge, and deliver such instruments and other documents and perform such acts and make available such information, as may reasonably be required to evidence or effectuate the performance of the responsibilities of the Parties under this Agreement.

28. Severability. If any provision hereof is or becomes illegal, invalid, or unenforceable under the laws of a particular jurisdiction, such provision shall be fully severable with respect to such laws; this Agreement shall be construed and enforced in such jurisdiction as if such provision had never comprised a part hereof; the remaining provisions hereof shall remain in full force and effect in such jurisdiction and shall not be affected by such provision or by its severance here from; and all of the provisions hereof shall remain in full force and effect in all other jurisdictions and shall not be affected by the severance of such provision under the laws of such jurisdiction. Furthermore, in lieu of such provision there shall be added automatically for purposes of such jurisdiction as part of this Agreement a provision as similar in terms to such illegal, invalid, or unenforceable provision as may be possible, and be legal, valid, and enforceable in such jurisdiction.

[Signatures on the following page]

IN WITNESS WHEREOF, the duly authorized officers of the Parties to this Agreement have executed and delivered this Agreement effective on the date first above written.

FOR: GRDG SCIENCES, LLC		FOR: GLOBAL BIOLIFE, INC.

Name:	Daryl Thompson	Name:	Frank D. Heuszel
Title:	Managing Member	Title:	President
Date:	February J 2022	Date:	March 1, 2022

FOR: IMPACT BIOLIFE SCIENCES, INC.		FOR: IMPACT BIOMEDICAL INC.

Name:	Frank D. Heuszel	Name:	Frank D. Heuszel
Title:	President	Title:	President
Date:	March 1, 2022	Date:	March 1, 2022

CONFIDENTIAL

EXHIBIT A

3 Pages

EXHIBIT A

	Project Name	Patent appln no.	Patent no.	Country	Sites ref. no.
1	Linebacker	2017268240	[pending]	AU	P11233AU00
2	Linebacker	BR112018073634.1	[pending]	BR	P11233BR00
3	Linebacker	3,014,728	[pending]	CA	P11233CA00
4	Linebacker	201780043667.1	[pending]	CN	P11233CN00
5	Linebacker	17800008.9	[pending]	EP	P11233EP00
6	Linebacker	19129214.3	[pending]	HK	P11233HK00
7	Linebacker	201817043242	[pending]	IN	P11233IN00
8	Linebacker	2018-560998	[pending]	JP	P11233JP00
9	Linebacker	10-2018-7036052	[pending]	KR	P11233KR00
10	Linebacker	2018141590	[pending]	RU	P11233RU00
11	Linebacker	15/156,021	10,123,991	US	P11233US01
12	Linebacker	16/302,292	19,966,954	US	P11233US02
13	Linebacker	PCT/US21/22538	[pending]	WO	P12268WO00
14	Equivir/Nemovir	15/043,472	10,383,842	US	P11480US00
15	Equivir/Nemovir	16/544,308	11,033,528	US	P1148US01
16	Equivir/Nemovir	17/346,569	[pending]	US	P11480US02
17	3F Mosquito	2020219341	[pending]	AU	P11823AU00
18	3F Mosquito	112021015621-6	[pending]	BR	P11823BR00
19	3F Mosquito	3129410	[pending]	CA	P11823CA00
20	3F Mosquito	202080026713.9	[pending]	CN	P11823CN00
21	3F Mosquito	20752979.3	[pending]	EP	P11823EP00
22	3F Mosquito	202117035955	[pending]	IN	P11823IN00
23	3F Mosquito	2121-646805	[pending]	JP	P11823JP00
23	3F Mosquito	10-2021-7028469	[pending]	KR	P11823KR00
24	3F Mosquito	2121125782	[pending]	RU	P11823RU00
26	3F Mosquito	16/270,857	[pending]	US	P11823US00
27	3F Mosquito	[to be filled]	[to be filled]	US	P11823US01
28	3F DB	[to be filled]	[to be filled]	AU	P1264AU00

CONFIDENTIAL

IMPACT BIOMEDICAL INC.

29	3F DB	[to be filed]	[to be filed]	BR	P12164BR00
30	3F DB	[to be filed]	[to be filed]	CA	P12164CA00
31	3F DB	[to be filed]	[to be filed]	CN	P12164CN00
32	3F DB	[to be filed]	[to be filed]	EP	P12164EP00
33	3F DB	[to be filed]	[to be filed]	IN	P12164IN00
34	3F DB	[to be filed]	[to be filed]	JP	P12164JP00
35	3F DB	[to be filed]	[to be filed]	KR	P12164KR00
36	3F DB	[to be filed]	[to be filed]	RU	P12164RU00
37	3F DB	16/593,693	10,966,424	US	P12164US00
38	3F DB	PCT/US20/54042	[pending]	WO	P12164WO00
39	3F Antiviral	2019393789	2019393789	AU	P11911AU00
40	3F Antiviral	112021010949 8	[pending]	BR	P11911BR00
41	3F Antiviral	3,122,360	[pending]	CA	P11911CA00
42	3F Antiviral	201980087881.6	[pending]	CN	P11911CN00
43	3F Antiviral	19893270.9	[pending]	EP	P11911EP00
44	3F Antiviral	202117025392	[pending]	IN	P11911IN00
45	3F Antiviral	2021-532322	[pending]	JP	P11911JP00
46	3F Antiviral	10-2021-7020941	[pending]	KR	P11911KR00
47	3F Antiviral	2021118231	[pending]	RU	P11911RU00
48	3F Antiviral	16/212,966	[pending]	US	P11911US00
49	Equivir-G	2017429594	[pending]	AU	P11772AU00
50	Equivir-G	11 2020 1138946	[pending]	BR	P11772BR00
51	Equivir-G	3,073,815	[pending]	CA	P11772CA00
52	Equivir-G	2017800094290.2	[pending]	CN	P11772CN00
53	Equivir-G	17923222.8	[pending]	EP	P11772EP00
54	Equivir-G	2020017007140	[pending]	IN	P11772IN00
55	Equivir-G	2020-511973	[pending]	JP	P11772JP00
56	Equivir-G	10-2020-700749	[pending]	KR	P11772KR00
57	Equivir-G	2020110885	[pending]	RU	P11772RU00
58	Equivir-G	16/642,976	[pending]	US	P11772US00
59	Equivir-G	17346602	[pending]	US	P12401US00
60	LAETOSE Composition	2018327329	[pending]	AU	P11768AU00
61	LAETOSE Composition	11 2020 004494 6	[pending]	BR	P117768BR00
62	LAETOSE Composition	3,066,119	[pending]	CA	P11768CA00

CONFIDENTIAL

IMPACT BIOMEDICAL INC.

	Composition
63	LAETOSE Composition	201880042368.0	[pending]	CN	P11768CN00
64	LAETOSE Composition	18855104.8	[pending]	EP	P11768EP00
65	LAETOSE Composition	62020004768.1	[pending]	HK	P11768HK00
66	LAETOSE Composition	201917054510	[pending]	IN	P11768IN00
67	LAETOSE Composition	2020-513300	[pending]	JP	P11768JP00
68	LAETOSE Composition	10-2019-7033936	[pending]	KR	P11768KR00
69	LAETOSE Composition	[to be registered upon CN granting]	[pending]	MO	P11768MO00
70	LAETOSE Composition	2020106615	[pending]	RU	P11768RU00
71	LAETOSE Composition	15/698,159	[pending]	US	P11768US00
72	LAETOSE (manufacturing)	16/698,159	[pending]	US	P12211US00
73	Sucrose-Allulose	[on hold]	[on hold]	US	PS12213US00
74	KetoSweet or KetoCar	[on hold]	[on hold]	US	P12214US00
75	Steviya or Steviyeah	[on hold]	[on hold]	US	P12215US00

EXHIBITB

	Project Name	Patent appln no.	Patent no.	Country	Sites ref. no.
1	Bioplastics	[being prepared]		US	P12352US00
2	CRST-1	17/530,956		US	P12473US00
3	VanExn	PCT/US22/11984		WO	P12481WO00
4	Quantum	——————-	——————	—————-	——————
5	Procombin	——————-	——————	——————	——————
6	Squaline	——————-	——————	——————	——————

IMPACT BIOMEDICAL INC.

CONFIDENTIAL

EXBIBITC

Subject to the terms of the Agreement the monthly Consulting Payments are:

1.	Payment or reimbursement of certain salaries, overhead, office rent reimbursement, and other operating costs, including salaries for the office staff, office rent for office, other monthly operating office expenses, and overhead, of:	$35,000.00 / month.
2.	Payment or reimbursement of a business development manager to handle the marketing of the technologies for licensing purposes, of:	$6,666.65 / month.
3.	Payment or reimbursement monthly rent increase, of:	$1.659.03 / month

Total Consulting Payment:	$43.325.68 I month,